As filed with the Securities and Exchange Commission on October 9, 2012
Registration No.  333-168328

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________________________
FORM S-1/A
Amendment No. 6

REGISTRATION STATEMENT
UNDER
SECURITIES ACT OF 1933
______________________________

BULK STORAGE SOFTWARE, INC.
(Name of small business issuer in its Charter)

Colorado (State or other jurisdiction of incorporation or organization)	3572 (Primary Standard Industrial Classification Code Number)	26-1244643 (IRS Employer Identification Number)

10790 Glengate Loop
Highlands Ranch, Colorado 80130
(303) 862-6857
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Geoffrey Gibbs
10790 Glengate Loop
Highlands Ranch, Colorado 80130
 (303) 794-4630
 (Name, address and telephone number of agent for service)

With a Copy to:
David J. Wagner, Esq.
David Wagner & Associates, P.C.
Penthouse Suite
8400 East Prentice Avenue
Greenwood Village, Colorado 80111
Office(303) 630-9522
Fax (303) 794-4630

Approximate Date of Commencement of Proposed Sale to the Public:  from time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company	☒
 __________________________

Calculation of Registration Fee
Title of Each Class of Securities to be Registered	Amount To be Registered(1)	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, $0.001 par value	1,253,080	$0.25	$313,270	$30.00

TOTAL:	1,253,080	$0.25	$313,270	$30.00
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(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

BULK STORAGE SOFTWARE, INC.

1,253,080Shares of Common Stock
Par Value $0.001 Per Share

This prospectus relates to the offering by the selling stockholders of Bulk Storage Software, Inc. of up to 1,253,080 shares of our common stock, par value $0.001 per share.  We will not receive any proceeds from the sale of common stock.

The selling stockholders have advised us that they will sell the shares of common stock from time to time in in the over-the-counter market or on other national securities exchanges or automated interdealer quotation systems on which our common stock may be listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. The distribution of the shares by the selling stockholders is not subject to any underwriting agreement. The selling stockholders will sell their shares at the initial offering price of $0.25 per share until the shares are traded on the OTC Bulletin Board or a national securities exchange, at which point the selling shareholders may sell the registered shares at the prevailing market price for the shares at the time of sale. or otherwise as described under the section of this prospectus titled “Plan of Distribution.”

Our common stock does not currently trade in the public market.This registration statement constitutes the initial public offering for our common stock.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. We have not authorized anyone to provide you with different information.

Investing in these securities involves significant risks.  See “Risk Factors” beginning on page       .

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (“JOBS” Act), and will therefore be subject to reduced public company reporting requirements.

The date of this Prospectus is October__, 2012 .

The information contained in this prospectus is not complete and may be changed.  This prospectus is included in the registration statement that was filed by Bulk Storage Software, Inc. with the Securities and Exchange Commission.  The selling stockholders may not sell these securities until the registration statement becomes effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUMMARY

The following summary highlights selected information contained in this prospectus.  This summary does not contain all the information you should consider before investing in the securities.  Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements, and the notes to the financial statements.

For purposes of this prospectus, unless otherwise indicated or the context otherwise requires, all references herein to “Bulk Storage Software,” “we,” “us,” and “our,” refer to Bulk Storage Software, Inc., a Colorado corporation.

Our Company

Our business is to develop and market proprietary specialized computer software to help manage electronically stored data. We are presently designing and developing an enterprise class software and hardware based data storage appliance which will be known as “Enterprise Mass Storage Manager” (EMSM).

We were incorporated on October 15, 2007. Our original focus will be in the Denver, Colorado metropolitan area, but we eventually plan to expand nationwide. However, we currently have no plans for expansion. At the present time, we are developing our business software. We plan to sell our services to small and medium-sized business clients. At the present time, we have no plans to raise any additional funds within the next twelve months, other than those raised in our recent Offering. Any working capital will be expected to be generated from internal operations or from funds which may be loaned to us by Mr. Gibbs, our President. In the event that we need additional capital, Mr. Gibbs has agreed to loan such funds as may be necessary through September 30, 2013 for working capital purposes, although he is under no contractual obligation to do so. However, we reserve the right to examine possible additional sources of funds, including, but not limited to, equity or debt offerings, borrowings, or joint ventures. No market surveys have ever been conducted to determine demand for our services. Therefore, there can be no assurance that any of our objectives will be achieved.

In August, 2008, we completed a private placement of our common shares under an exemption from the federal securities laws. We raised a total of $25,770 in this offering and sold a total of 103,080 shares.

A private company known as Beverage Master, Inc., which has common shareholders with us, but is a third party corporation otherwise unaffiliated with us, sold us the right to use the name Beverage Master, and we assumed a $35,000 promissory note owed by Beverage Master. This transaction was rescinded, ab initio, in June, 2012.

For the period ended September 30, 2011, our accountants have expressed doubt about our ability to continue as a going concern as a result of our continued net losses.

We have not been subject to any bankruptcy, receivership or similar proceeding.

Our address is 10790 Glengate Loop, Highlands Ranch, Colorado 80130. Our telephone number is (303) 862-6857.

This Prospectus

We have undertaken several transactions the result of which has been the issuance of shares that have restrictions on their transferability.  In order to provide those investors with liquidity for their shares, we are filing with the SEC this prospectus as part of a registration statement to register those securities.  We will not receive any proceeds from any sales of these shares.

THE OFFERING

Common stock currently outstanding	22,033,080 shares(1)
Common stock offered by the selling stockholders	1,253,080 shares
Use of proceeds	We will not receive any proceeds from the sale of common stock offered by this prospectus.
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      (1)  Shares of common stock outstanding as of October 1, 2012 .

RISK FACTORS

    You should carefully consider the following risk factors, together with the information contained in this prospectus, any reports we file with the SEC and the documents referred to herein.  You should also be aware that the risks described below may not be the only risks relevant to your determination. Instead, these are the risks that we believe most material to your decision.

We are recently formed, have no operating history, and have never been profitable.  We have a retained earnings deficit. As a result, we may never become profitable, and we could go out of business.

We were formed as a Colorado business entity in October, 2007. At the present time, we have no successful operating history. There can be no guarantee that we will ever be profitable. From our inception on October 15, 2007 through June 30, 2012, we generated no revenue. We had a net loss of $124,940 from inception through June 30, 2012. We had a negative stockholders equity of $58,915 at June 30, 2012. Our future sales will depend upon the number of customers we can generate.  We cannot guarantee we will ever develop a substantial number of customers. Even if we develop a substantial number of customers, there is no assurance that we will become a profitable company. We may never become profitable, and, as a result, we could go out of business.

Because we had incurred operating losses from our inception, our accountants have expressed doubts about our ability to continue as a going concern.

For the period ended September 30, 2011, our accountants have expressed doubt about our ability to continue as a going concern as a result of our continued net losses. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

●	our ability to begin active operations;

●	our ability to locate clients who will purchase our services; and

●	our ability to generate revenues.

Based upon current plans, we may incur operating losses in future periods because we may, from time to time, be incurring expenses but not generating sufficient revenues. We expect approximately $15,000 in operating costs for general and administrative expenses over the next twelve months prior to generating revenues. We cannot guarantee that we will be successful in generating sufficient revenues or other funds in the future to cover these operating costs. Failure to generate sufficient revenues will cause us to go out of business.

We are only minimally capitalized. Because we are only minimally capitalized, we expect to experience a lack of liquidity for the foreseeable future in our ongoing operations. We will adjust our expenses as necessary to prevent cash flow or liquidity problems. However, we expect we will need additional financing of some type, which we do not now possess, to fully develop our operations. We expect to rely principally upon our ability to raise additional financing, the success of which cannot be guaranteed. We will look at both equity and debt financing, including loans from our principal shareholder. However, at the present time, we have no definitive plans for financing in place. In the event that we need additional capital, Mr. Gibbs has agreed to loan such funds as may be necessary through September 30, 2013 for working capital purposes, although he is under no contractual obligation to do so. To the extent that we experience a substantial lack of liquidity, our development in accordance with our proposed plan may be delayed or indefinitely postponed, our operations could be impaired, we may never become profitable, fail as an organization, and our investors could lose some or all of their investment.

Our limited operating history makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance. As a result, an investor could lose his entire investment.

The concept for our business model was developed in 2007. We have operated as a corporation for short amount of time. We have a limited operating history, based upon no revenues and a lack of profitability. These factors make it difficult to evaluate our business on the basis of historical operations. As a consequence, our past results may not be indicative of future results. Although this is true for any business, it is particularly true for us because of our limited operating history. Reliance on historical results may hinder our ability to anticipate and timely adapt to increases or decreases in sales, revenues or expenses. For example, if we overestimate our future sales for a particular period or periods based on our historical growth rate, we may increase our overhead and other operating expenses to a greater degree than we would have if we correctly anticipated the lower sales level for that period and reduced our controllable expenses accordingly. If we make poor budgetary decisions as a result of unreliable historical data, we could continue to incur losses, which may result in a decline in our stock price.

Because we are a company with no operating history and revenues and only minimally capitalized, we have a lack of liquidity and will need additional financing in the future. Our future success depends, in large part, on the continued financing of Mr. Gibbs, our President.  The loss of this financing would have a material adverse effect on our business. Additional financing may not be available when needed, which could delay our development or indefinitely postpone it.  Our investors could lose some or all of their investment.

We are only minimally capitalized.  Because we are only minimally capitalized, we expect to experience a lack of liquidity for the foreseeable future in our operations.  We will adjust our expenses as necessary to prevent cash flow or liquidity problems.  However, we expect we will need additional financing of some type, which we do not now possess, to fully develop our operations.  We expect to rely principally upon our ability to raise additional financing, the success of which cannot be guaranteed. Mr. Gibbs, our President, is currently our only source of financing. It should be noted that Mr. Gibbs is under no obligation to lend us funds under the term of the note. We have no indication that Mr. Gibbs would refuse to lend us funds if we should ask.  It would be very difficult to find a financing source to replace Mr. Gibbs.   The loss of the Mr. Gibbs’ financing would have a material adverse effect on our business. At the present time, we have no definitive plans for financing in place, other than the funds which we have already obtained.  In the event that we need additional capital, we will need to identify alternate sources of capital for working capital purposes.  To the extent that we experience a substantial lack of liquidity, our development in accordance with our proposed plan may be delayed or indefinitely postponed, our operations could be impaired, we may never become profitable, fail as an organization, and our investors could lose some or all of their investment.

We have no experience as a public company. Our inability to operate as a public company could be the basis of your losing your entire investment in us.

We have never operated as a public company. We have no experience in complying with the various rules and regulations which are required of a public company. As a result, we may not be able to operate successfully as a public company, even if our operations are successful. We plan to comply with all of the various rules and regulations which are required of a public company. However, if we cannot operate successfully as a public company, your investment may be materially adversely affected. Our inability to operate as a public company could be the basis of your losing your entire investment in us. Our inability to operate as a public company could be the basis of your losing your entire investment in us.

There are factors beyond our control which may adversely affect us. Any, all, or a combination of general market conditions and changing consumer tastes could cause an investor could lose his entire investment

Our operations may also be affected by factors which are beyond our control, principally general market conditions and changing consumer tastes.  Any of these problems, or a combination thereof, could have affect on our viability as an entity. We may never become profitable, fail as an organization, and our investors could lose some or all of their investment.

We are implementing a strategy to grow our business, which is expensive and may not generate increases in our revenues. If our growth strategies do not result in significant revenues, we may have to abandon our plans for further growth or may even cease our proposed operations.

We intend to grow our business, and we plan to incur expenses associated with our growth and expansion. Although we recently raised funds through offerings to implement our growth strategy, these funds may not be adequate to offset all of the expenses we incur in expanding our business. We will need to generate revenues to offset expenses associated with our growth, and we may be unsuccessful in achieving revenues, despite our attempts to grow our business. If our growth strategies do not result in significant revenues, we may have to abandon our plans for further growth or may even cease our proposed operations.

We must effectively manage the growth of our operations, or we may outgrow our current infrastructure. If this strategy does not result in significant revenues, we may have to abandon our plans for growth or may even cease our proposed operations.

As of October 1, 2012, we had one employee, our President. If we experience rapid growth of our operations, we could see a backlog of client orders. We can resolve these capacity issues by hiring additional personnel and upgrading our infrastructure. However, we cannot guarantee that sufficient additional personnel will be available or that we will find suitable technology to aid our growth. In any case, we will continue pursuing additional sales growth for our company. Expanding our infrastructure will be expensive, and will require us to train our workforce, and improve our financial and managerial controls to keep pace with the growth of our operations.

If this strategy does not result in significant revenues, we may have to abandon our plans for growth or may even cease our proposed operations.

We have a lack of liquidity and will need additional financing in the future. Additional financing may not be available when needed, which could delay or indefinitely postpone our development and impair our operations. We may never become profitable, fail as an organization, and our investors could lose some or all of their investment.

We are only minimally capitalized. Because we are only minimally capitalized, we expect to experience a lack of liquidity for the foreseeable future in our proposed operations. We will adjust our expenses as necessary to prevent cash flow or liquidity problems. However, we expect we will need additional financing of some type, which we do not now possess, to fully develop our operations. We expect to rely principally upon our ability to raise additional financing, the success of which cannot be guaranteed. We will look at both equity and debt financing, including loans from our principal shareholder. However, at the present time, we have no definitive plans for financing in place, other than the funds which may be loaned to us by Mr. Gibbs, our President. In the event that we need additional capital, Mr. Gibbs has agreed to loan such funds as may be necessary through September 30, 2013 for working capital purposes, although he is under no contractual obligation to do so. To the extent that we experience a substantial lack of liquidity, our development in accordance with our proposed plan may be delayed or indefinitely postponed, our operations could be impaired, we may never become profitable, fail as an organization, and our investors could lose some or all of their investment.

As a company with no operating history, we are inherently a risky investment. An investor could lose his entire investment.

We have no operating history. Because we are a company with no history, the operations in which we engage in, the software business, is an extremely risky business. An investor could lose his entire investment.

There are risks associated with introducing new products. If we are not successful with those product introductions, we will not realize on our investment in developing those products. An investor could lose his entire investment.

We will continue to evaluate opportunities to develop product solutions, and when we choose to develop such products we will incur expenses in those development efforts. Market acceptance of new products may be slow or less than we expect. Our products also may not perform in a manner that is required by the market, or our competitors may be more effective in reaching the market segments we are targeting with these products. Slow market acceptance of these products will delay or eliminate our ability to recover our investment in these products. During any period that we unsuccessfully seek to market these products, we will also incur marketing costs without corresponding revenue. An investor could lose his entire investment.

Our ability to grow our business depends on relationships with others. We have no established relationships at this time.  We may never develop such relationships. Further, if we were to lose those relationships, we could lose our ability to sell certain of our products.  An investor could lose his entire investment.

Most of our revenue and a majority of our gross profit are expected to come from selling integrated solutions, consisting of combinations of hardware and software products produced by others. While our relationships will change from time to time, we must rely upon technology partners to augment and enhance the products we plan to sell. At the present time, we do not have any technology partners and cannot guarantee we will ever develop any such partners. If we do develop such partners, we risk that a given technology partner will change its marketing strategy and de-emphasize its use of marketing partners such as us. Our ability to generate revenue from reselling our products would diminish and our operations and results of operations would be materially and adversely affected. An investor could lose his entire investment.

We are a relatively small company with limited resources compared to some of our current and potential competitors, which may hinder our ability to compete effectively. An investor could lose his entire investment.

Some of our current and potential competitors have longer operating histories, significantly greater resources, broader name recognition, and a larger installed base of clients than we have. As a result, these competitors may have greater credibility with our existing and potential clients. They also may be able to adopt more aggressive pricing policies and devote greater resources to the development, promotion and sale of their products than we can to ours, which would allow them to respond more quickly than us to new or emerging technologies or changes in client requirements. In addition, some of our current and potential competitors have already established supplier or joint development relationships with decision makers at our potential clients. An investor could lose his entire investment.

We may be unable to hire and retain key personnel. As a result, we could go out of business and an investor could lose his entire investment.

Our future success depends on our ability to attract qualified storage technology and geospatial imagery personnel. We may be unable to attract these necessary personnel. If we fail to attract or retain skilled employees, or if a key employee fails to perform in his or her current position, we may be unable to generate sufficient revenue to offset our operating costs. As a result, we could go out of business and an investor could lose his entire investment.

Because our current officer and director is involved with other businesses in which we operate. This  may create the possibility of a conflict of interest with regard to the allocation of time.

Our officer and director is also involved with other businesses. Mr. Gibbs work in other businesses which compete for his time with our business. These other arrangements could create conflict of interest with respect to allocating time to our operations. Mr. Gibbs is aware of his responsibilities with respect to corporate opportunities and plans to operate our Company in such a manner as to minimize the effect of any conflict of interest. Mr. Gibbs will use his best judgments to resolve all potential conflicts. We cannot guarantee that any potential conflicts can be avoided.

We may need to substantially invest in marketing efforts in order to grow our business, which will be expensive. As a result, we could go out of business and an investor could lose his entire investment.

In order to grow our business, we will need to develop and maintain widespread recognition and acceptance of our company, our business model, our services and our products. We have not presented our service and product offering to the potential market. We plan to rely primarily on word of mouth from our existing contacts we develop personally through industry events to promote and market ourselves. In order to successfully grow our company, we may need to significantly increase our financial commitment to creating awareness and acceptance of our company among retailers, which would be expensive. To date, marketing and advertising expenses have been negligible. If we fail to successfully market and promote our business, we could lose potential clients to our competitors, or our growth efforts may be ineffective. If we incur significant expenses promoting and marketing ourselves, it could delay or completely forestall our profitability. On the other hand, we could go out of business and an investor could lose his entire investment.

Our business is not diversified, which could result in significant fluctuations in our operating results. As a result, we could go out of business and an investor could lose his entire investment.

All of our business is involved in the marketing of selling integrated data storage solutions, and, accordingly, is dependent upon trends in the sector. Downturns in the integrated data storage solutions sector could have a material adverse effect on our business. A downturn in the integrated data storage solutions sector may reduce our stock price, even if our business is successful. As a result, we could go out of business and an investor could lose his entire investment.

We are a relatively small company with limited resources compared to some of our current and potential competitors, which may hinder our ability to compete effectively.  A failure to successfully compete in the integrated data storage solutions sector may cause us to go out of business. An investor could lose his entire investment.

Some of our current and potential competitors have longer operating histories, significantly greater resources, broader name recognition, and a larger installed base of clients than we have. As a result, these competitors may have greater credibility with our existing and potential clients. They also may be able to adopt more aggressive pricing policies and devote greater resources to the development, promotion and sale of their products than we can to ours, which would allow them to respond more quickly than us to new or emerging technologies or changes in client requirements. In addition, some of our current and potential competitors have already established supplier or joint development relationships with decision makers at our potential clients. A failure to successfully compete in the integrated data storage solutions sector may cause us to go out of business. An investor could lose his entire investment.

Our success will be dependent upon our management’s efforts. We cannot sustain profitability without the efforts of our management. The loss of any or all of our management, particularly Mr. Gibbs, our President, could have a material, adverse impact on our operations and may cause us to go out of business. An investor could lose his entire investment.

Our success will be dependent upon the decision making of our directors and executive officers. These individuals intend to commit as much time as necessary to our business, but this commitment is no assurance of success. The loss of any or all of these individuals, particularly Mr. Gibbs, our President, could have a material, adverse impact on our operations and may cause us to go out of business. An investor could lose his entire investment. We have no written employment agreements with any officers and directors, including Mr. Gibbs. We have not obtained key man life insurance on the lives of any of our officers or directors.

Our stock has no public trading market and there is no guarantee a trading market will ever develop for our securities. As a result, it may be difficult or impossible for you to liquidate your investment.

There has been, and continues to be, no public market for our common stock. An active trading market for our shares has not, and may never develop or be sustained. If you purchase shares of common stock, you may not be able to resell those shares at or above the initial price you paid. The market price of our common stock may fluctuate significantly in response to numerous factors, some of which are beyond our control, including the following:

*	actual or anticipated fluctuations in our operating results;

*	changes in financial estimates by securities analysts or our failure to perform in line with such estimates;

*	changes in market valuations of other companies, particularly those that market services such as ours;

*	announcements by us or our competitors of significant innovations, acquisitions, strategic partnerships, joint ventures or capital commitments;

*	introduction of product enhancements that reduce the need for our products;

*	departures of key personnel.

Of our total outstanding shares as of October 1, 2012 , a total of 20,780,000, or approximately 94.3%, will be restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

As restrictions on resale end, the market price of our stock could drop significantly if the holders of restricted shares sell them or are perceived by the market as intending to sell them.

Applicable SEC rules governing the trading of “Penny Stocks” limits the liquidity of our common stock, which may affect the trading price of our common stock.

Our common stock is currently not quoted on in any market. If our common stock becomes quoted, we anticipate that it will trade well below $5.00 per share. As a result, our common stock is considered a “penny stock” and is subject to SEC rules and regulations that impose limitations upon the manner in which our shares can be publicly traded.  These regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock and the associated risks.  Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination for the purchaser and receive the written purchaser’s agreement to a transaction prior to purchase.  These regulations have the effect of limiting the trading activity of our common stock and reducing the liquidity of an investment in our common stock

We are an “emerging growth company,” under the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other pubic companies that are not “emerging growth companies.” These exemptions include:

1.	Not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;
2.	Reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and
3.	Exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a092)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.  We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards. As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates.

We will remain an “emerging growth company” for up to five years. However, we would cease to qualify an emerging growth company if we:

1.	Generate annual gross revenues of $1.0 billion or more in a fiscal year;
2.	Issue, during the previous three-year period, more than $1.0 billion in non-convertible debt; or
3.	Become a “Large accelerated filer,” defined by the SEC as a company with world-wide public float of its common equity of $700 million or more.

The over-the-counter market for stock such as ours is subject to extreme price and volume fluctuations. You may not be able to resell your shares at or above the public sale price.

The securities of companies such as ours have historically experienced extreme price and volume fluctuations during certain periods. These broad market fluctuations and other factors, such as new product developments and trends in the our industry and in the investment markets generally, as well as economic conditions and quarterly variations in our operational results, may have a negative effect on the market price of our common stock.

Buying low-priced penny stocks is very risky and speculative.

The shares being offered are defined as a penny stock under the Securities and Exchange Act of 1934, and rules of the Commission. The Exchange Act and such penny stock rules generally impose additional sales practice and disclosure requirements on broker-dealers who sell our securities to persons other than certain accredited investors who are, generally, institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 jointly with spouse, or in transactions not recommended by the broker-dealer. For transactions covered by the penny stock rules, a broker-dealer must make a suitability determination for each purchaser and receive the purchaser's written agreement prior to the sale. In addition, the broker-dealer must make certain mandated disclosures in penny stock transactions, including the actual sale or purchase price and actual bid and offer quotations, the compensation to be received by the broker-dealer and certain associated persons, and deliver certain disclosures required by the Commission. Consequently, the penny stock rules may affect the ability of broker-dealers to make a market in or trade our common stock and may also affect your ability to resell any shares you may purchase in the public markets.

Resale Limitations imposed by most states will limit the ability of our shareholders to sell their securities unless they are Colorado residents.

The only state in which we plan to register this offering is Colorado. As a result, our selling shareholders may be limited in the sale of their Shares. The laws of most states require either an exemption from prospectus and registration requirements of the securities laws to sell their shares or registration for sale by this prospectus. These restrictions will limit the ability of non-residents of Colorado to sell the securities. Residents of other states must rely on available exemptions to sell their securities, such as Rule 144, and if no exemptions can be relied upon, then the selling shareholders may have to hold the securities for an indefinite period of time. Shareholders of states other than Colorado should consult independent legal counsel to determine the availability and use of exemptions to re-sell their securities.

We do not expect to pay dividends on common stock.

We have not paid any cash dividends with respect to our common stock, and it is unlikely that we will pay any dividends on our common stock in the foreseeable future. Earnings, if any, that we may realize will be retained in the business for further development and expansion.

USE OF PROCEEDS

This prospectus relates to the resale of our common stock that may be offered and sold from time to time by the selling stockholders.  We will not receive any proceeds from the sale of shares of common stock in this offering.

DETERMINATION OF OFFERING PRICE

       These shares of common stock may be sold by the selling stockholders from time to time in the over-the-counter market or on other national securities exchanges or automated interdealer quotation systems on which our common stock may be listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. The distribution of the shares by the selling stockholders is not subject to any underwriting agreement. The selling stockholders will sell their shares at the initial offering price of $0.25 per share until the shares are traded on the OTC Bulletin Board or a national securities exchange, at which point the selling shareholders may sell the registered shares at the prevailing market price for the shares at the time of sale. We will file a post-effective amendment to this registration statement to reflect a change to the market price when the shares begin trading on a market.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Holders

As of October 1, 2012, there were 66 record holders of our common stock and there were 22,033,080 shares of our common stock outstanding. No public market currently exists for shares of our common stock. We intend to apply to have our common stock listed for quotation on the Over-the-Counter Bulletin Board.

The Securities Enforcement and Penny Stock Reform Act of 1990

The Securities and Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

A purchaser is purchasing penny stock which limits the ability to sell the stock. The shares offered by this prospectus constitute penny stock under the Securities and Exchange Act. The shares will remain penny stocks for the foreseeable future. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his/her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in us will be subject to Rules 15g-1 through 15g-10 of the Securities and Exchange Act. Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the Commission, which:

●	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

●
contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of the Securities Act of 1934, as amended;

●	contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask price;

13

●	contains a toll-free telephone number for inquiries on disciplinary actions;

●	defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

●	contains such other information and is in such form (including language, type, size and format) as the Securities and Exchange Commission shall require by rule or regulation;

    The broker-dealer also must provide, prior to effecting any transaction in a penny stock, to the customer:

●	the bid and offer quotations for the penny stock;

●	the compensation of the broker-dealer and its salesperson in the transaction;

●	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

●	monthly account statements showing the market value of each penny stock held in the customer's account.

            In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling their securities.

Emerging Growth Company.

The JOBS Act affords company to file an IPO and get temporary reprieve from certain SEC regulations including
 Section 14A(a) and (b) of the Securities Exchange Act of 1934 by exempting an emerging growth company (EGC) from these regulations that eases the regulatory burdens of the IPO process for an emerging growth company by requiring disclosure of two, rather than three, years of audited financial statements and selected financial data in the registration statement for the IPO, allowing the company to request a confidential, nonpublic review of its registration statement by the SEC prior to public disclosure, permitting the company to gauge interest in its offering by expanding its ability to communicate with certain institutional investors prior to and during the offering process and reducing restrictions on the publication of analyst reports about the company . An EGC is defined as a company with total annual gross revenues of less than $1 billion in its most recently completed fiscal year. An EGC will retain such status until the earlier of: (1) the fifth anniversary of the date it first sold securities pursuant to an IPO registration statement; (2) the last day of the fiscal year in which it first exceeds $1 billion in annual gross revenues; (3) the time it becomes a large accelerated filer (an SEC registered company with a public float of at least $700 million); or (4) the date on which the EGC has, within the previous three years, issued $1 billion of nonconvertible debt.

Additionally, the JOBS Act makes an IPO more attractive to an emerging growth company by creating a transition period of up to five years during which the company does not have to comply with certain ongoing disclosure and reporting obligations under the securities laws. The reduced ongoing compliance obligations during the transition period would include, exemption from the requirement under the Sarbanes-Oxley Act to have an independent auditor attest the company’s internal controls and procedures, reduced disclosure requirements regarding executive compensation, exemption from requirements to hold shareholder votes on executive compensation and golden parachutes and relief from complying with financial accounting standards that are not generally applicable to private companies.

The JOBS Act also includes a number of reforms intended to expand opportunities for companies to raise capital in private or small public offerings.
General Solicitations – The Act directs the SEC to revise its rules to permit a company to engage in general solicitations or general advertising in certain private offerings of securities as long as the company takes reasonable steps to ensure that all of the purchasers of securities in such offerings are “accredited investors” or “qualified institutional investors,” as such terms are defined under the securities laws.

Shareholder Threshold for Public Reporting – Currently, a company is required to register and file reports with the SEC if it has more than $10 million in assets and 500 or more shareholders of record. The JOBS Act increases the shareholder of record threshold from 500 to 2,000, so long as not more than 499 of the shareholders are non-accredited investors. Additionally, shareholders who received their shares pursuant to exempt transactions under an employee compensation plan would not be counted toward the new shareholder threshold.

Regulatory Relief for EGCs. The JOBS Act provides scaled disclosure provisions for EGCs, including, among other things:

●	permitting EGCs to include only two years of audited financial statements in the registration statement filed under the Securities Act of 1933 (the 1933 Act) for an IPO of common equity securities;

●	allowing EGCs to comply with the smaller reporting company version of Item 402 of Regulation S-K; and

●	removing the requirement that EGCs comply with Sarbanes-Oxley Act Section 404(b) auditor attestation of internal control over financial reporting.

Recently, the SEC issued guidance on scaled disclosures and other EGC related issues.

Emerging Growth Company Revenue Test. An EGC is defined as a company with total annual gross revenues of less than $1 billion in its most recently completed fiscal year. The phrase “total annual gross revenues” means total revenues as presented on the income statement presentation under U.S. Generally Accepted Accounting Principles (GAAP). If the financial statements for the most recent year included in the company’s registration statement are those of its predecessor, the predecessor’s revenues would be used when determining whether the company meets the EGC definition.

EGC Effective Date. The JOBS Act provides that a company shall not qualify to be an EGC “if the first sale of common equity securities of such company pursuant to an effective registration statement” under the 1933 Act occurred on or before December 8, 2011.

The phrase “date of the first sale of common equity securities” under the JOBS Act could be:

●	the date of a company’s initial primary offering of common equity securities for cash;

●	an offering of common equity pursuant to an employee benefit plan registered on a Form S-8; or

●	a selling shareholder’s secondary offering registered on a resale registration statement.

Even if its registration statement had been declared effective on or before December 8, 2011, a company may qualify as an EGC so long as the first sale of common equity securities occurs after December 8, 2011, assuming the company meets all of the other requirements of the EGC definition.

A company that qualifies as an EGC may amend its registration statement to provide the scaled disclosure available to EGCs even though the registration statement was initially filed prior to April 5, 2012.

The filing may be made in a pre-effective amendment to a pending registration statement or in a post-effective amendment.

Transitioning in and out of EGC Status. As part of the process, the EGC submits a confidential draft of its registration statement to the SEC for review. Once the review has been completed, the EGC publicly files its initial registration statement with the SEC with all prior confidential submissions included as exhibits to the registration statement. A company must qualify as an EGC at the time of submission of its confidential draft registration statement and throughout the entire review process.

If a company ceases to qualify as an EGC while undergoing the confidential review of its draft registration statement (for example, since the initial submission date, a fiscal year has been completed with revenues over $1 billion), it would need to publicly file a registration statement to continue the review process and comply with current rules and regulations applicable to companies that are not ECGs. At that time, the prior confidential draft submissions would be filed as exhibits to the registration statement.

Under SEC Rule 401(a), a company’s status at the time of the initial filing date of its registration statement will determine the requirements for the contents of that registration statement. The filing of a confidential draft submission is not a “filing” for these purposes because it is not the filing of a registration statement. Under Rule 401(a), if a company completes the confidential review process and then files its registration statement at a time when it qualifies as an EGC, the disclosure provisions for EGCs would continue to apply through effectiveness of the registration statement even if the company loses its EGC status during registration.

Conversely, if a company submits a draft registration statement for confidential review at a time when it qualifies as an EGC, but files its initial registration statement at a time when it does not qualify as an EGC, then the initial registration statement would need to comply with the requirements applicable to registration statements filed by companies that are not EGCs.

Test-the-Waters Communications. New Section 5(d) under the 1933 Act allows “test-the-waters” communications, which may be made before the public filing of the registration statement with qualified institutional buyers (large institutional investors with more than $100 million in investments - QIBs) and institutional accredited investors. A company would need to determine whether it qualifies as an EGC at the time it engages in such communications. If an EGC made test-the-waters communications in reliance on Section 5(d) before the public filing of a registration statement, but it is no longer an EGC at the time it publicly files a registration statement, the earlier communications would not be deemed to violate this rule. Further test-the-waters communications in reliance on Section 5(d), however, would not be permitted if the company no longer qualifies as an EGC.

Disclosing EGC Status. When filing a draft registration statement, an EGC should disclose that it is an EGC on the cover page of its prospectus. This disclosure would be included in the confidential submission as well as the publicly filed registration statement.

An EGC should discuss its status in its prospectus and the risks associated with being an EGC. For example, an EGC should consider disclosing that it is exempt from the Sarbanes-Oxley auditor attestation rule and discuss the risks this may pose to the EGC.

Scaled Disclosure—Audited Financials and Selected Financial Data. As indicated above (Regulatory Relief for EGCs), an EGC is subject to scaled disclosure provisions. Under the JOBS Act, an EGC may elect to take advantage of some or all of these provisions and, if it chooses, to comply with the regular disclosure provisions (see, however, Scaled Disclosures—Election to Comply With New or Revised Accounting Standards below).

Section 7(a)(2)(A) of the 1933 Act provides that an EGC need not present more than two years of audited financial statements in a registration statement for an IPO of its common equity securities. This section also provides that, “in any other registration statement to be filed with the Commission, an [EGC] need not present selected financial data in accordance with section 229.301 of title 17... for any period prior to the earliest audited period presented in connection with its initial public offering.” Although Section 7(a)(2)(A) refers to “any other” registration statement, if an EGC presents two years of audited financial statements in its IPO registration statement, the number of years of selected financial data under Item 301 of Regulation S-K is limited to two years as well.

Technically, the JOBS Act provision permitting the filing of only two years of audited financial statements is limited to the registration statement for the EGC’s IPO public offering registration statement. However, the SEC has determined that an EGC does not need to present audited financial statements in other registration statements for any period prior to the earliest audited period presented in connection with its IPO of common equity securities.

Scaled Disclosures—Election to Comply With New or Revised Accounting Standards. An EGC may chose not to take advantage of the extended transition period provided for complying with new or revised accounting standards. This provision allows EGCs to elect whether to comply, deferring compliance until it is no longer an EGC or deferring compliance until the standards are applicable to private companies.

An EGC “must make such choice at the time the company is first required to file a registration statement, periodic report, or other report with the Commission” and notify the SEC of its decision at the time of such filing. EGCs that currently are in registration or are subject to Exchange Act reporting should make and disclose their choice in their next amendment to the registration statement or in their next periodic report, respectively.

The decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

An EGC choosing to take advantage of the extended transition period for complying with new or revised accounting standards should look to SAB Topic 11M for disclosure guidance. For each recently issued accounting standard that will apply to its financial statements, an EGC that is taking advantage of the extended transition periods should disclose the date on which adoption is required for non-EGCs and the date on which the EGC will adopt the recently issued accounting standard, assuming it remains an EGC as of such date.

If an EGC decides not to take advantage of the extended transition period, it should:

●	if using the confidential submission process, notify the SEC staff of its choice in the initial confidential submission;

●	if currently in registration, disclose its choice in its next amendment to the registration statement; and

●	if already subject to Exchange Act reporting, disclose its choice in its next periodic report.

Switching to Scaled Disclosure. An issuer that qualifies as an EGC and that has a registration statement that was initially filed before April 5, 2012 may switch to the scaled disclosure provisions available to EGCs in a pre-effective amendment to a pending registration statement or in a post-effective amendment. However, the SEC may seek other disclosures in response to the changed disclosure and EGCs should consider adding disclosure regarding the omitted information (for example, if the third year of audited financial statements removed represents poor financial results).

Conflicts with SEC Rules. Certain provisions of the JOBS Act conflict with SEC form requirements, Regulation S-X and Regulation S-K.

An EGC may comply with the JOBS Act disclosure provisions in its registration statements, periodic reports and proxy statements, even if doing so would be inconsistent with existing rules and regulations. The disclosure provisions in the JOBS Act supersede, in relevant part, existing rules and regulations.

For example, Section 102(c) of the JOBS Act, which was not enacted as part of the Exchange Act, provides that an EGC may comply with Item 402 of Regulation S-K by providing only the information required of a smaller reporting company, even if it does not qualify as a smaller reporting company. In addition, Section 103 of the JOBS Act, which also was not enacted as part of the Exchange Act, provides that an EGC is not required to comply with the requirements of Sarbanes-Oxley Section 404(b).

An EGC’s CEO and CFO are required to certify in their Sarbanes-Oxley Act Section 906 certifications that the company’s periodic report fully complies with the requirements of Sections 13(a) or 15(d) of the Exchange Act.

Financial Statements of Other Entities. In addition to presenting its own financial statements, an EGC may be required to present up to three years of financial statements of other entities in its registration statement, based on the significance of those entities (e.g., financial statements of acquired businesses).

If the significance test results in a requirement to present three years of financial statements for these other entities, an EGC need only present two years of financial statements for these other entities in its registration statement.

Sale of Nonconvertible Debt. The JOBS Act provides that a company will lose its EGC status on the “date on which such company has during the previous three-year period, issued more than $1,000,000,000 in non-convertible debt,” provided that none of the other EGC disqualifying conditions have been triggered.

The three-year period covers any rolling three-year period. It is not limited to completed calendar or fiscal year. As of any date on which a company has issued more than $1 billion in nonconvertible debt over the three years prior to such date, the company will lose its status as an EGC, provided that none of the other disqualifying conditions have been triggered.

“Nonconvertible debt” means any nonconvertible security that constitutes indebtedness, whether issued in a registered offering or not.

Foreign Private Issuers. If a foreign private issuer comes within the definition of an EGC, it may use the confidential submission procedure to the same extent as a domestic EGC. Qualifying foreign private issuers must submit the draft registration statement in the same manner and to the same address as domestic EGCs.

If the foreign private company chooses to take advantage of any benefit available to EGCs, then it will be treated as an EGC and required to publicly file its confidential submissions at least 21 days before the road show. If the foreign private company chooses not to take advantage of any emerging growth company benefit, then it may follow the SEC’s Policy on Non-Public Submissions from Foreign Private Companies.

The SEC will not object if a foreign private company that qualifies as an EGC complies with the scaled disclosure provisions available to EGCs to the extent relevant to the form requirements for foreign private companies.

An EGC is defined as a company with total annual gross revenues of less than $1 billion in its most recently completed fiscal year as reported under U.S. GAAP (or International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB), if used as the basis of reporting by a foreign private company). If a foreign private company’s financial statements are presented in a currency other than U.S. dollars, total annual gross revenues should be calculated in U.S. dollars using the exchange rate as of the last day of the most recently completed fiscal year.

Equity Compensation Plan Information

       We have no outstanding stock options or other equity compensation plans.

Reports

Once our registration statement under Form S-1 has been declared effective, we  plan to register as a reporting company under the Securities Exchange Act of 1934, as amended, and will be subject to certain reporting requirements. We will furnish annual financial reports to our stockholders, certified by our independent accountants, and will furnish unaudited quarterly financial reports in our quarterly reports filed electronically with the SEC. in accordance with the requirements of the Securities Exchange Act of 1934, as amended.  All reports and information filed by us can be found at the SEC website, www.sec.gov.

Stock Transfer Agent

           The stock transfer agent for our securities is Pacific Stock Transfer Company.  Their address is 4045 South Spencer Street, Suite 403, Las Vegas, Nevada 89119. Their phone number is (702)361-3033.

Dividend Policy

 We have not previously declared or paid any dividends on our common stock and do not anticipate declaring any dividends in the foreseeable future. The payment of dividends on our common stock is within the discretion of our board of directors. We intend to retain any earnings for use in our operations and the expansion of our business. Payment of dividends in the future will depend on our future earnings, future capital needs and our operating and financial condition, among other factors that our board of directors may deem relevant. We are not under any contractual restriction as to our present or future ability to pay dividends.

MANAGEMENT’SDISCUSSION AND ANALYSIS

       This Management’s Discussion and Analysis or Plan of Operation contains forward-looking statements that involve future events, our future performance and our expected future operations and actions. In some cases, you can identify forward-looking statements by the use of words such as “may”, “will”, “should”, “anticipate”, “believe”, “expect”, “plan”, “future”, “intend”, “could”, “estimate”, “predict”, “hope”, “potential”, “continue”, or the negative of these terms or other similar expressions. These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties. Our actual results or actions may differ materially from these forward-looking statements for many reasons, including, but not limited to, the matters discussed in this report under the caption “Risk Factors”. We urge you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.

       The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included in this report.

The following table provides selected financial data about us from inception (October 15, 2007) through September 30, 2011 and for the nine months ended June 30, 2012. For detailed financial information, see the audited Financial Statements included in this prospectus.

Balance Sheet Data: at September 30, 2011

Cash	$250
Total assets	$250
Total liabilities	$72,705
Shareholders' equity	$(72,455)

Operating Data: as of September 30, 2011

Revenues	$-0-
Total Expenses	$13,414
Net Income (Net Loss)	$(16,714)

Balance Sheet Data: at June 30, 2012 (unaudited)

Cash	$250
Total assets	$250
Total liabilities	$59,165
Shareholders' equity	$(58,915)

Operating Data: for the nine months ended June 30, 2012 (unaudited)

Revenues	$-0-
Total Expenses	$25,500
Net Income (Net Loss)	$13,540

Results of Operations.

From our inception on October 15, 2007 through June 30, 2012, we generated no revenue. As a result we have no operating history upon which to evaluate our business. In addition, we have a history of losses. We had a net loss of $124,940 for this period.

As of our fiscal year end, September 30, 2011, our accountants have expressed doubt about our ability to continue as a going concern as a result of our history of net loss. Our ability to achieve and maintain profitability and positive cash flow is dependent upon our ability to successfully develop and market our software and our ability to generate revenues.

Operating expenses, which consisted solely of general and administrative expenses for the nine month period ended June 30, 2012 were $25,500. This compares with operating expenses for the nine month period ended June 30, 2011 of $1,384. Operating expenses for the fiscal year ended September 30, 2011 were $13,414. For the fiscal year ended September 30, 2010 they were $44,599. The major components of general and administrative expenses include accounting fees, consulting fees, legal and professional fees and stock transfer fees. In June, 2012, we rescinded an acquisition of Beverage Master and recorded a $42,479 gain from debt relief.

As a result of the foregoing, we had a net gain of $13,450 for the nine month period ended June 30, 2012. This compares with a net loss for the nine month period ended June 30, 2011 of $3,859. Our net loss for the fiscal year ended September 30, 2011 was $16,714. For the fiscal year ended September 30, 2010 our net loss was $46,336.

Because we do not pay salaries, and our major professional fees have been paid for the year, operating expenses are expected to remain fairly constant.

To try to operate at a break-even level based upon our current level of proposed business activity, we believe that we must generate approximately $15,000 in revenue or receive these funds as a capital infusion per year. However, if our forecasts are inaccurate, we will need to raise additional funds. In the event that we need additional capital, Mr. Gibbs has agreed to loan such funds as may be necessary through September 30, 2013 for working capital purposes, although he is under no contractual obligation to do so. We have no definitive plans to raise funds from anyone else.  Further, we currently have no definitive plans to raise the $75,000 we expect to require for the development of our product.

On the other hand, we may choose to scale back our operations to operate at break-even with a smaller level of business activity, while adjusting our overhead to meet our expenses. In addition, we expect that we will need to raise additional funds if we decide to pursue more rapid expansion, the development of new or enhanced services or products, appropriate responses to competitive pressures, or the acquisition of complementary businesses or technologies, or if we must respond to unanticipated events that require us to make additional investments. We cannot assure that additional financing will be available when needed on favorable terms, or at all.

We expect to incur operating losses in future periods because we will be incurring expenses and not generating sufficient revenues. We expect approximately $15,000 in operating costs over the next twelve months fpr general and administrative expenses prior to generating revenues. We cannot guarantee that we will be successful in generating sufficient revenues or other funds in the future to cover these operating costs. Failure to generate sufficient revenues or additional financing when needed could cause us to go out of business.

Liquidity and Capital Resources.

As of June 30, 2012, we had cash or cash equivalents of $250. As of June 30, 2011, we had cash or cash equivalents of $3,164.

Net cash used for operating activities was $93,065 from our inception on October 15, 2007 through June 30, 2012. Net cash used for operating activities was $37,500 for the nine months ended June 30, 2012, which included the gain of $42,479 from debt relief.

Cash flows from investing activities were $-0- from our inception on October 15, 2007 through June 30, 2012.

Cash flows provided by financing activities were $93,315 from our inception on October 15, 2007 through June 30, 2012. These cash flows were all related to sales of stock and deferred offering costs.

Over the next twelve months we do not expect any material our capital costs to develop operations. We plan to buy office equipment to be used in our operations.

We believe that we have sufficient capability for our current level of operations through September 30, 2013 We can continue to operate as we have in the past with approximately $15,000 per year in capital. We are relying completely upon funding from Mr. Gibbs , although he is under no contractual obligation to do so. Further, once we begin operations, which we anticipate will occur in June, 2013, we believe that we can attract sufficient product sales and services within our present organizational structure and resources to eventually become profitable in our operations, although we do not have the ability to determine a time frame for profitability. Additional resources would be needed to expand into additional locations, which we have no plans to do at this time. We do not anticipate needing to raise additional capital resources in the next twelve months. Mr. Gibbs, although he is not obligated to do so, has agreed to loan such funds as may be necessary through September 30, 2013 for working capital purposes.

Our principal source of liquidity will be our operations. We expect variation in revenues to account for the difference between a profit and a loss. Also business activity is closely tied to the U.S. economy, particularly the economy in Denver, Colorado. Our ability to achieve and maintain profitability and positive cash flow is dependent upon our ability to successfully develop a data storage business and our ability to generate revenues.

 In any case, we try to operate with minimal overhead. Our primary activity will be to seek to develop clients for our services and, consequently, our sales. If we succeed in developing clients for our services and generating sufficient sales, we will become profitable. We cannot guarantee that this will ever occur. Our plan is to build our company in any manner which will be successful.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements with any party.

Plan of Operation.

Our plan for the twelve months beginning October 1, 2012 is to operate at a profit or at break even. Our plan is to attract sufficient additional product sales and services within our present organizational structure and resources to become profitable in our operations. Our current organization structure consists of Mr. Gibbs. However, we believe his efforts and resources will be sufficient to develop our product.

Our product is currently under development. We estimate that it will take until June, 2013 for our product to be completed. Therefore, we cannot guarantee that we will be able to be profitable in any case for the fiscal year ended September 30, 2013. The development of this product is expected to cost approximately $75,000, with this amount being comprised entirely of software development and integration labor costs.

The finished computer appliance product will retain for $25,000 for the enterprise edition. We estimate that selling an average of one appliance product a quarter will result in profitability for the Company.

Currently, we are conducting business in only one location in the Denver Metropolitan area. We have no plans to expand into other locations or areas. The timing of the completion of the milestones needed to become profitable is not directly dependent on anything except our ability to develop sufficient revenues. Further, once we begin operations, which we anticipate will occur in June, 2013, we believe that we can attract sufficient product sales and services within our present organizational structure and resources to eventually become profitable in our operations, although we do not have the ability to determine a time frame for profitability. Our principal cost will be marketing our product. At this point, we do not know the scope of our potential marketing costs but will use our existing resources to market our product. Our resources consist of our available cash and advances from Mr. Gibbs, who has agreed to loan such funds as may be necessary through September 30, 2013 for working capital purposes, although he is under no contractual obligation to do so.

If we are not successful in our operations we will be faced with several options:

1.	Cease operations and go out of business;

2.	Continue to seek alternative and acceptable sources of capital;

3.	Bring in additional capital that may result in a change of control; or

4.	Identify a candidate for acquisition that seeks access to the public marketplace and its financing sources

            We believe that we have sufficient capability for our current level of operations through September 30, 2013.We can continue to operate as we have in the past with approximately $15,000 per year in capital. We are relying upon funding from Mr. Gibbs or other shareholders, none of whom have an obligation to do so. Further, once we begin operations, which we anticipate will occur in the first fiscal quarter of next year, we believe that we can attract sufficient product sales and services within our present organizational structure and resources to become profitable in our operations. Additional resources would be needed to expand into additional locations, which we have no plans to do at this time. We do not anticipate needing to raise additional capital resources in the next twelve months. Mr. Gibbs, although he is not obligated to do so, has agreed to loan such funds as may be necessary through September 30, 2013 for working capital purposes.If we can become profitable, we could operate at our present level indefinitely. To date, we have never had any discussions with any possible acquisition candidate nor have we any intention of doing so.

Proposed Milestones to Implement Business Operations

At the present time, we plan to operate from one location in the Denver Metropolitan area. Our plan is to make our operation profitable by the end of our next fiscal year. We estimate that we must generate approximately $30,000 in sales per year to be profitable. However, we can continue to operate as we have in the past with approximately $15,000 per year in capital.

We believe that we can be profitable or at break even by the end of the current fiscal year, assuming sufficient sales. Based upon our current plans, we have adjusted our operating expenses so that cash generated from operations and from working capital financing is expected to be sufficient for the foreseeable future to fund our operations at our currently forecasted levels. To try to operate at a break-even level based upon our current level of anticipated business activity, we believe that we must generate approximately $30,000 in revenue per year. However, we can continue to operate as we have in the past with approximately $15,000 per year in capital.I If our forecasts are inaccurate, we may need to raise additional funds. Our resources consist of our available cash and advances from Mr. Gibbs, who has agreed to loan such funds as may be necessary through September 30, 2013 for working capital purposes, although he is under no contractual obligation to do so. On the other hand, we may choose to scale back our operations to operate at break-even with a smaller level of business activity, while adjusting our overhead to meet our expenses. In addition, we expect that we will need to raise additional funds if we decide to pursue more rapid expansion, the development of new or enhanced services and products, appropriate responses to competitive pressures, or the acquisition of complementary businesses or technologies, or if we must respond to unanticipated events that require us to make additional investments. We cannot assure that additional financing will be available when needed on favorable terms, or at all.

We expect to incur operating losses in future periods because we will be incurring expenses and not generating sufficient revenues. We expect approximately $15,000 in operating costs over the next twelve months for general and administrative expenses prior to generating revenues. We cannot guarantee that we will be successful in generating sufficient revenues or other funds in the future to cover these operating costs. Failure to generate sufficient revenues or additional financing when needed could cause us to go out of business

Other than advances from Mr. Gibbs, who has agreed to loan such funds as may be necessary through September 30, 2013 for working capital purposes, although he is under no contractual obligation to do so, there is no assurance that additional funds will be made available to us on terms that will be acceptable, or at all, if and when needed. We expect to generate and increase sales, but there can be no assurance we will generate sales sufficient to continue operations or to expand.

            We also are planning to rely on the possibility of referrals from clients and will strive to satisfy our clients. We believe that referrals will be an effective form of advertising because of the quality of service that we bring to clients. We believe that satisfied clients will bring more and repeat clients.

In the next 12 months, we do not intend to spend any material funds on research and development and do not intend to purchase any large equipment.

Recently Issued Accounting Pronouncements.

We do not expect the adoption of any recently issued accounting pronouncements to have a significant impact on our net results of operations, financial position, or cash flows.

Seasonality.

We do not expect our revenues to be impacted by seasonal demands for our services.

DESCRIPTION OF BUSINESS

General

We are presently designing and developing an enterprise class software and hardware based data storage appliance which will be known as “Enterprise Mass Storage Manager” (EMSM). This product can be utilized by any data intensive industry. We will utilize industry standard network communication protocols coupled with state of the art data deduplication technology in the development of the EMSM data storage appliance.

The terms data storage “appliance” and “data deduplication” will be used frequently throughout this document. The term “appliance”, as used herein, refers to:

A standard packaged computer assembly utilizing a central processing unit (cpu), disk and memory resources along with a Linux operating system. This computer will be utilized to run the specialized storage software application referred to as EMSM. The EMSM appliance will be designed as a self contained storage appliance which can be quickly and easily installed and deployed in virtually any computer storage network.

The term “data deduplication” refers to:

Specialized software algorithms which identify repeated instances of files, such as word documents, etc. in computer networks and replace these repeated instances with keys or “hashes” which uniquely identify the replaced file. Identical blocks or strings of data, which are not necessarily in file format, are identified and replaced in the same way. By replacing the actual repeated data on a computer network with a small, unique representation of the data (the key), the amount of physical electronic data storage is reduced significantly.

The Product

       EMSM comes from traditional Network Attached Storage (NAS) technology, utilizing the well established Network File System (NFS) protocol and utilizing data deduplication methods. EMSM will provide corporate Information Technology professionals with advanced data storage technology to provide the following benefits:

•	10-20 Times the Electronic Storage Capacity of Traditional Storage Devices
•	Storage Capacity Planning
•	Live Error and Alarm Capture and Notification
•	Global Intelligence
•	Storage Asset Management
•	Storage Device Management
•	Reduced Data Center Power Consumption
•	Reduced Data Center Cooling Requirements
•	Reduced Data Center Floor Space Requirements

       We believe that the recent increase in the demands for electronic data storage has increased these challenges to corporate Information Technology (“ IT”) organizations and technicians significantly over the last several years.

       Bulk Storage EMSM provides the capability for corporations to address these issues with a platform independent, scalable appliance for a fraction of what they are currently spending on data storage devices and administration (human resource costs coupled with the capital costs of storage arrays). We believe that Bulk Storage EMSM can help IT organizations achieve strategic corporate objectives such as:

•	Maximizing use of IT resources (administrative and capital)
•	Ensuring business continuance and data protection
•	Managing capital and administrative costs associated with information management
•	Managing growth associated with electronic information storage
•	Meeting federal regulatory compliance requirements (HIPAA, SOX,
•	Meeting data protection requirements
•	Reducing Data Center Power, Cooling and Space requirements

       To help corporations achieve these objectives, we have developed an open, independent Specialized Storage Management Software (SMS) application.

       The majority of the application, will be written in Java, while the Data Deduplication Software will be written in “C” to minimize CPU cycles on the data deduplication end. The data deduplication database utilized will most likely be historical Berkely Database for licensing purposes. However, if the end user prefers Oracle, Sybase, etc. they will have that flexibility, but the licensing burden will be theirs.

       Data deduplication is a technology whereby the EMSM appliance, through proprietary software algorithms, stores identical blocks of information and identical files only once. Where most storage devices store multiple copies of the same files and identical blocks of information many times over, thus using costly storage space for redundant information.

       The EMSM storage appliance stores only one copy of the identical information while storing only a small representation of the identical information, or a “reference key”, each time the redundant information is encountered in the computer enterprise. This capability enables the EMSM appliance to provide 5, 10, 15, 20 or even 50 times the effective storage capacity of conventional storage arrays utilizing the same “raw” disk drive capacity. This “effective capacity” also requires the same amount of power and cooling as the conventional storage array with significantly more electronic storage capacity for the user.

       The EMSM product is designed to install on any Unix, Linux or Microsoft computer system. We not intend to pursue the MVS or AS400 markets. Supported backup applications will initially Veritas ™ NetBackup, and BackupExec ™, with the next targeted application being IBM ™ TSM. The Company will support fiber channel and iSCSI SANS initially. The Company will initially support EMC and Hitachi disk arrays, with IBM Shark, NetApp and LSI Logic as the next targets. These application ports encompass approximately 70% of our targeted midrange market.

       The product will be extremely scalable as the end user can choose either a central or distributed EMSM database. With the centralized management console approach the user will be able to view all Bulk Storage appliances globally from a single User Interface (UI), while different geographical locations can be restricted with regard to viewing and management capabilities. Permissions will be restricted through access control lists (ACL’s).

       We intend to pursue several strategic software development partnerships with established software and hardware vendors. Additionally, we intend to immediately pursue a strategic selling relationship with a large storage hardware vendor. At the present time, there are no definitive agreements in place.

        Our original focus will be in the Denver, Colorado metropolitan area, but eventually plan to expand nationwide. However, we currently have no plans for expansion. At the present time, we have no active operations and are developing our business plan. At the present time, we have no plans to raise any additional funds within the next twelve months, other than those raised in our recent Offering. Any working capital will be expected to be generated from internal operations or from funds which may be loaned to us by Mr. Gibbs, our President. In the event that we need additional capital, Mr. Gibbs has agreed to loan such funds as may be necessary through September 30, 2013 for working capital purposes, although he is under no contractual obligation to do so. However, we  reserve the right to examine possible additional sources of funds, including, but not limited to, equity or debt offerings, borrowings, or joint ventures. Limited market surveys have never been conducted to determine demand for our services. Therefore, there can be no assurance that any of its objectives will be achieved.

         Our product is currently under development. We estimate that it will take until June, 2012 for our product to be completed. The development of this product is expected to cost approximately $75,000, with this amount being comprised entirely of software development and integration labor costs.

 The finished computer appliance product will retain for $25,000 for the enterprise edition. We estimate that selling an average of one appliance product a quarter will result in profitability for the Company.

We have not been subject to any bankruptcy, receivership or similar proceeding.

Our address is 10790 Glengate Loop, Highlands Ranch, Colorado 80130. Our telephone number is (303) 862-6857.

Organization

We are comprised of one corporation. All of our operations are conducted through this corporation.

Operations

We plan to initially operate out of the office of our President. This office is also shared with another company owned by our President and largest shareholder.

We are not presently marketing our product but plan to do so prior to the end of 2010. We plan to utilize the expertise and existing business relationships of our principal officer, Mr. Gibbs to develop our opportunities. All operational decisions will be made solely by Mr. Gibbs.

It should be noted, however, that we do not have any extensive history of operations. To the extent that management is unsuccessful in keeping expenses in line with income, failure to affect the events and goals listed herein would result in a general failure of the business. This would cause management to consider liquidation or merger.

Markets

Our sales strategy is two fold:

1)	Penetrate end user accounts (hospitals, insurance companies, etc.) through a reseller channel with the monitoring and reporting components of Bulk Storage Software ESM.

2)
Generate recurring revenue streams through strategic software and hardware vendor relationships. IT departments are currently purchasing these SMS types of tools in order to address pressing issues in the areas of monitoring and reporting. By establishing ourself as the incumbent SMS software vendor with the reporting and monitoring component of EMSM, we  believe that we will be able to generate future revenues as software “add-ons” in the areas electronic data storage management and regulatory compliance  within our client base.

We believe that the primary reason that clients would buy from us rather than competitors would be the existing relationships that we can develop. We believe that client loyalty and satisfaction can be the basis for success in this business. Therefore, we plan to develop and expand on already existing relationships to develop a competitive edge. We plan to utilize the expertise of its principal officer to develop our business.

Clients and Competition

Generally, the computer storage business is very dynamic and subject to sudden change. The competition is essentially divided into two groups: existing large incumbent storage vendors and independent SMS vendors. Incumbent storage vendors include Symantec/Veritas, Hewlett Packard, IBM, CA, and others. Most, if not all, of the incumbents have engaged in some level of acquisition as method of entering the SMS portion of the computer storage business.

We are not aware of any direct competitor.  Most of our competitors sell and support specifically developed products or conversely, large, generic reporting frameworks. To our knowledge, no single vendor provides diagnostics, system health checking, live problem notification, reporting, and management across all elements of the electronic data storage infrastructure.

Almost all of the companies in this industry have greater resources and expertise than us. Any of them could chose to enter our proposed market at any time. Competition with these companies could make it difficult, if not impossible for us to compete, which could adversely affect our results of operations. Competition from larger and more established companies is a significant threat and is expected to remain so for us. Any competition may cause us to fail to gain or to lose clients, which could result in reduced or non-existent revenue. Competitive pressures may impact our revenues and our growth.

Our principal effort at this point will be to develop a client base. We believe that the primary reason that customers would buy from us rather than competitors would be the existing relationships that we can develop. We believe that customer loyalty and satisfaction can be the basis for success in this business. Therefore, we plan to develop and expand on already existing relationships to develop a competitive edge.

Backlog

At June 30, 2012, we had no backlogs.

Employees

           We have one full-time employee: Mr. Geoffrey Gibbs, our President. Mr. Gibbs does not draw a salary or receive any other kind of compensation. However, we reimburse our employee for all necessary and customary business related expenses.  We have no plans or agreements which provide health care, insurance or compensation on the event of termination of employment or change in our control.  We do not pay our Directors separately for any Board meeting they attend.

Proprietary Information

           We own no proprietary information.

Government Regulation

We do not expect to be subject to material governmental regulation. However, it is our policy to fully comply with all governmental regulation and regulatory authorities.

Research and Development

We have never spent any amount in research and development activities.

Environmental Compliance

We believe that we are not subject to any material costs for compliance with any environmental laws.

DESCRIPTION OF PROPERTY

       We currently occupies approximately 500 square feet of office and retail space which we rents from our President and largest shareholder on a month-to-month basis, currently without charge. This space is considered to be sufficient for us at the present time. We also own office equipment and the design plans for our propose software product.

DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS

Set forth below, as of October 1, 2012 , is the name of our sole director and officer of the Company, all positions and offices with the Company held, the period during which he has served as such, and his business experience during at least the last five years:

Name	Age	Positions and Offices Held

Geoffrey Gibbs	52	President, Secretary-Treasurer, Director

       Mr. Gibbs has been our President, Treasurer and a Director since our inception. From December, 2007 through the present, he has held  a technical engineering position with a publicly held company, Wild Blue Communications, Inc., a company which brings high speed internet connectivity to rural customers. Prior to that time, he was Chief Technical Officer for Tavata Software Corporation. From November, 2002 to January, 2007 his primary responsibilities were software design, architecture, and software development. His expertise and knowledge of large scale computer storage and backup systems, along with his extensive software development skills, helped create a one of a kind data storage software application at Tavata. This software application was purchased by a large storage hardware company in December, 2007.

       He served as Vice President of Consulting Services for Convergent Data Services, Inc. from May of 2000 until November, 2002.  During his tenure at CDSI, he created a first class Network Storage and backup consulting company. The company grew from a pure startup to $2.4M in annual revenue, at a 23% net profit before tax, in approximately 30 months.

       Prior to joining CDSI, Mr. Gibbs held several senior system administration positions with Fortune 500 companies including Jeppesen-Sanderson (now Boeing Corporation) and Corporate Express.

       Mr. Gibbs graduated in 1983 from the University of Wyoming with a degree in Mathematics and Statistics.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following sets forth the number of shares of our $.0.001 par value common stock beneficially owned by (i) each person who, as of October 1, 2012 , was known by us to own beneficially more than five percent (5%) of its common stock; (ii) our individual Director and (iii) our Officer and Director as a group. A total of 22,033,080 common shares were issued and outstanding as of October 1, 2012.

Name and Address	Amount and Nature of	Percent of
of Beneficial Owner	Beneficial Ownership(1)(2)	Class

Geoffrey Gibbs	21,000,000	95.31%
10790 Glengate Loop
Highlands Ranch, CO 80130

All Officers and Directors as a Group	21,000,000	95.31%
(one person)

____________

   (1) All ownership is beneficial and of record, unless indicated otherwise.

   (2) The Beneficial owner has sole voting and investment power with respect to the shares shown.

Executive Compensation

Our officers and directors do not receive any compensation for their services rendered to us, nor have they received such compensation in the past.  As of the date of this registration statement, we have no funds available to pay the officers and directors.  Further, the officers and directors are not accruing any compensation pursuant to any agreement with us. We have no plans to pay any compensation to our officers or directors in the future.

 None of our officers and directors will receive any finder’s fee, either directly or indirectly, as a result of their respective efforts to implement our business plan outlined herein.

No retirement, pension, profit sharing, stock option or insurance programs or other similar programs have been adopted by us for the benefit of its employees.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We currently occupy approximately 500 square feet of office and retail space which we rent from our President and largest shareholder on a month-to-month basis, currently without charge.

As of June 30, 2012 we had four notes payable for a total of $18,000, unsecured, bearing an interest rate at 8% per annum and due on demand, to related parties.
 A private company known as Beverage Master, Inc., which has common shareholders, Brian F. Sobnosky and  Tom Wanamaker, with us, but is a third party corporation otherwise unaffiliated with us, sold us the right to use the name Beverage Master and we assumed a $35,000 promissory note owed by Beverage Master. This note is with Brian F. Sobnosky, who is a cousin of our former director, Brian E. Sobnosky.We wanted to purchase the name, “Beverage Master,” because we planned to eventually develop a software product for the beverage industry. This agreement was rescinded ab initio in June, 2012.

DESCRIPTION OF SECURITIES

     We are authorized to issue 50,000,000 shares of Common Stock, par value $.0.001 per share, and 1,000,000 shares of Preferred Stock, par value $0.10 per share, to have such classes and preferences as our Board of Directors may determine from time to time. As of October 1, 2012 , we had 22,033,080 shares of Common Stock issued and outstanding. No Preferred Stock has been issued or is outstanding as of the date hereof.

Common Stock

The holders of Common Stock have one vote per share on all matters (including election of Directors) without provision for cumulative voting. Thus, holders of more than 50% of the shares voting for the election of directors can elect all of the directors, if they choose to do so. The Common Stock is not redeemable and has no conversion or preemptive rights.

The Common Stock currently outstanding is validly issued, fully paid and non-assessable. In the event of our liquidation, the holders of Common Stock will share equally in any balance of our assets available for distribution to them after satisfaction of creditors and the holders of our senior securities, whatever they may be. We may pay dividends, in cash or in securities or other property when and as declared by the Board of Directors from funds legally available therefore, but we have paid no cash dividends on our Common Stock.

Preferred Stock

Under the Articles of Incorporation, the Board of Directors has the authority to issue non-voting Preferred Stock and to fix and determine its series, relative rights and preferences to the fullest extent permitted by the laws of the State of Colorado and such Articles of Incorporation. As of the date of this Registration Statement, no shares of Preferred Stock are issued or outstanding. The Board of Directors has no plan to issue any Preferred Stock in the foreseeable future.

Dividends

We do not expect to pay dividends.  Dividends, if any, will be contingent upon our revenues and earnings, if any, capital requirements and financial conditions.  The payment of dividends, if any, will be within the discretion of our Board of Directors.  We presently intend to retain all earnings, if any, for use in its business operations and accordingly, the Board of Directors does not anticipate declaring any dividends in the foreseeable future.

SELLING SECURITY HOLDERS

We have issued common shares in two groups of transactions. On October 15, 2007, we issued 21,930,000 restricted common shares to certain persons and entities at a price of $0.001 for cash, property, or past services. On August 8, 2008, we issued 103,080 restricted common shares at a price of $0.25 for cash. In the first transaction, common shares were issued under an exemption afforded by Section 4(2) of the Act.  In the second transaction, common shares were issued in an offering under Section 3(b) including Rule 504 and the analogous Colorado state exemption. We relied upon these exemptions for all investors because of their close relationship to us, the availability of information, and the filing of a Form D. All common shares were sold through our officers and directors.

       The following table sets forth the shares beneficially owned, as of the date of this prospectus, by the selling stockholders prior to the offering contemplated by this prospectus, the number of shares each selling stockholder is offering by this prospectus and the number of shares which each selling stockholder would own beneficially if all such offered shares are sold.  None of the selling stockholders is known to us to be a registered broker-dealer or an affiliate of a registered broker-dealer.  Each of the selling stockholders has acquired his, her or its shares solely for investment and not with a view to or for resale or distribution of such securities.  Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities.

Name(1)	Shares of common stock owned prior to the offering	Shares of common stock to be sold(2)	Shares of common stock owned after the offering	Percentage of common stock owned after this offering

Berkeley, Emily	400	400	0	0
Brooks, Kori	800	800	0	0
Burkhart, Jodene	1000	1000	0	0
Carrington, Ben	800	800	0	0
Carrington, Jacob	800	800	0	0
Carrington, James	800	800	0	0
Carrington, Ymkje	800	800	0	0
Chismar, Robert	1600	1600	0	0
Dorland, Ben	2000	2000	0	0
Fiumara, Joseph	2000	2000	0	0
Givens, Edward	2000	2000	0	0
Howe, Margarita	400	400	0	0
Howe, Nelson	400	400	0	0
Husted, Charles	2000	2000	0	0
Kimball, Allyson	2000	2000	0	0
Kimball, John T	800	800	0	0
Kimball, John T III	2000	2000	0	0
Kimball, Nora	800	800	0	0
Kimball, Redford	200	200	0	0
McDermott, Brian	4000	4000	0	0
McDowell, Rosemarie	4000	4000	0	0
McKeown, Brianna	4000	4000	0	0
McKeown, Mary Beth	4000	4000	0	0
McKeown, Thomas	4000	4000	0	0
Metzger, Lucien G	4000	4000	0	0
Metzger, Nina F	4000	4000	0	0
Morton, Michael	2000	2000	0	0
Nash, Jonathan	400	400	0	0
Nester, Robert	1600	1600	0	0
Peterson, Carly	2000	2000	0	0
Peterson, Kathleen	4000	4000	0	0
Peterson, Ken Jr.	4000	4000	0	0
Peterson, Kevin	2000	2000	0	0
Rau, Michael	1400	1400	0	0
Rogers, Morgan	1000	1000	0	0

Name(1)	Shares of common stock owned prior to the offering	Shares of common stock to be sold(2)	Shares of common stock owned after the offering	Percentage of common stock owned after this offering

Sandefur, Eric	800	800	0	0
Sandefur, Lauren	800	800	0	0
Sandefur, Preston	400	400	0	0
Shaw, Eric	4000	4000	0	0
Snyder, Andrea	4000	4000	0	0
Snyder, Phillip	4000	4000	0	0
Sobnosky, Brian E(3)	15,080	15,080	0	0
Sobnosky, Brian F	54,000	54,000	0	0
Sobnosky, Richard M	1600	1600	0	0
Sobnosky, Renee	1600	1600	0	0
Spangler, Christopher	3000	3000	0	0
Wanamaker, Thomas	1600	1600	0	0
Young, Michael	2000	2000	0	0
Harbinger Intl	4000	4000	0	0
Geoffrey Gibbs(3)	21,000,000	220,000	20,780,000	94.30%
David Wagner & Associates, P.C.(4)	400,000	400,000	-0-	-0-
Edwards Investments, LLC(5)	400,000	400,000	-0-	-0-
Univestors, LLC(6)	10,000	10,000	-0-	-0-
J.D. Kish	15,000	15,000	-0-	-0-
Sonja Gouak	10,000	10,000	-0-	-0-
Mack Investments, LLC(7)	10,000	10,000	-0-	-0-
Brooke Andler	10,000	10,000	-0-	-0-
Corporate Legal, Inc.(8)	5,000	5,000	-0-	-0-
Jodi Stevens	5,000	5,000	-0-	-0-

Total	22,033,080	1,253,080
_________________

(1)
 All shares are owned of record and beneficially unless otherwise indicated. Beneficial ownership information for the selling stockholders is provided as of October 1, 2012 based upon information provided by the selling stockholders or otherwise known to us.

(2)	Assumes the sale of all shares of common stock registered pursuant to this prospectus. The selling stockholders are under no obligation known to us to sell any shares of common stock at this time.
(3)	Mr. Geoffrey Gibbs is an officer and director. Mr. Brian E. Sobnosky is a former director.
(4)	Owned by David Wagner
(5)	Controlled by John Edemann, Trustee.
(6)	Owned by Patrick Womack
(7)	Owned by .Mark Womack.
(8)	Owned by .Gordon Dihle, who is an affiliate of a broker-dealer firm.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commission or agent’s commissions.  The selling stockholders have advised us that they will sell the shares of common stock from time to time in the open market, at the initial offering price of $0.25 per share, which was the most recent price paid for the shares, until the shares are quoted on the OTC Bulletin Board or national securities exchange, at which point the selling securities holders may sell the registered shares at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or negotiated prices.  The selling stockholders may use any one or more of the following methods when selling shares:

•	any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

       The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.  Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act.  Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder.  The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

In connection with the sale of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume.

The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.  The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.  The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions paid, or any discounts or concessions allowed to, such broker-dealers or agents and any profit realized on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.  Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers.

In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.  There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.  None of the selling stockholders who are affiliates of broker-dealers, other than the initial purchasers in private transactions, purchased the shares of common stock outside of the ordinary course of business or, at the time of the purchase of the common stock, had any agreements, plans or understandings, directly or indirectly, with any person to distribute the securities.

We are paying all fees and expenses incident to the registration of the shares of common stock.  Except as provided for indemnification of the selling stockholders, we are not obligated to pay any of the expenses of any attorney or other advisor engaged by a selling stockholder.  We have not agreed to indemnify any selling stockholders against losses, claims, damages and liabilities, including liabilities under the Securities Act.

If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.  If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the selling stockholders, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person.  Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in passive market-making activities with respect to the shares of common stock.  Passive market making involves transactions in which a market maker acts as both our underwriter and as a purchaser of our common stock in the secondary market.  All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL PROCEEDINGS.

There is no litigation pending or threatened by or against the Company.

LEGAL MATTERS

The validity of the shares of common stock to be sold in the offering will be passed upon for us by the law firm of David Wagner & Associates, P.C. This firm owns 400,000 shares of our common stock.

EXPERTS

        Our audited financial statements from inception (October 15, 2007) through September 30, 2010 and the related statements of operations, stockholders’ equity and cash flows in this prospectus have been audited by Ronald R. Chadwick, P.C., of Denver, Colorado, independent registered public accounting firm, to the extent and for the periods set forth in their report, and are set forth in this prospectus in reliance upon such report given upon the authority of them as experts in auditing and accounting. We have also provided the Interim Unaudited nine month Period Ended June 30, 2012.

WHERE YOU CAN FIND MORE INFORMATION

Our filings are available to the public at the SEC’s web site at http://www.sec.gov.  You may also read and copy any document with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549.  Further information on the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

         We have filed a registration statement on Form S-1 with the SEC under the Securities Act for the common stock offered by this prospectus.  This prospectus does not contain all of the information set forth in the registration statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC.  For further information, reference is made to the registration statement and its exhibits.  Whenever we make references in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document.

FINANCIAL STATEMENTS

The consolidated financial statements of Bulk Storage Software, Inc. commencing on page F-1 are included with this prospectus.  These financial statements have been prepared on the basis of accounting principles generally accepted in the United States and are expressed in US dollars.

Bulk Storage Software, Inc.
(A Development Stage Company)

FINANCIAL STATEMENTS

With Independent Accountant’s Audit Report

The years ended September 30, 2011 and 2010,
The period October 15, 2007 (inception) through September 30, 2011,
And the interim nine month period ended June 30, 2012 (Unaudited)

RONALD R. CHADWICK, P.C.
Certified Public Accountant
2851 South Parker Road, Suite 720
Aurora, Colorado  80014
Telephone (303)306-1967
Fax (303)306-1944

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Bulk Storage Software, Inc.
Highlands Ranch, Colorado

I have audited the accompanying balance sheets of Bulk Storage Software, Inc. (a development stage company) as of September 30, 2011 and 2010 and the related statements of operations, stockholders' equity and cash flows for the years then ended and for the period from October  15, 2007 (inception) through September 30, 2011. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material  respects, the financial position of Bulk Storage Software, Inc. as of September 30, 2011 and 2010, and the results of its operations and its cash flows for the years then ended and for the period from October  15, 2007 (inception) through September 30, 2011 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements the Company has suffered recurring losses from operations and has a working capital deficit that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Aurora, Colorado	/s/ Ronald R. Chadwick, P.C.
July 18, 2012	RONALD R. CHADWICK, P.C.

Bulk Storage Software, Inc.
( A Development Stage Company )
Balance Sheet

	Unaudited
	June 30,	September 30,	September 30,
	2012	2011	2010
ASSETS

Current Assets

Cash	$250	$250	$3,164

TOTAL ASSETS	$250	$250	$3,164

LIABILITIES AND SHAREHOLDER'S EQUITY (DEFICIT)

Current Liabilities

Accounts payable	$-	$12,000	$1,500
Interest Payable	6,665	10,705	7,405
Notes Payable	34,500	-	-
Notes Payable - related party	18,000	50,000	50,000

TOTAL LIABILITIES	59,165	72,705	58,905

SHAREHOLDERS' EQUITY
Preferred stock, par value $.10 per share; Authorized
1,000,000 shares; issued and outstanding -0- shares.	-	-	-

Common Stock, par value $.001 per share; Authorized
50,000,000 shares; issued and outstanding 22,033,080 shares.	22,033	22,033	22,033

Capital paid in excess of par value	5,667	5,667	5,667

Deficit accumulated during the development stage	(86,615)	(100,155)	(83,441)

TOTAL SHAREHOLDERS' EQUITY	(58,915)	(72,455)	(55,741)

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$250	$250	$3,164

The accompanying notes are an integral part of these financial statements.

Bulk Storage Software, Inc.
( A Development Stage Company )
Statement of Operations
						October 15,
	Unaudited Nine Months End June 30,	Year Ended September 30,	Unaudited Nine Months End Ended June 30	Year Ended September 30,	October 15, 2007 (inception) thorugh June 30,	2007 (inception) thorugh September 30,
	2012	2011	2011	2010	2012	2011

REVENUES

Total Revenues	$-	$-	$-	$-	$-	$-

GENERAL & ADMINISTRATIVE EXPENSES

Accounting	5,000	510	510	5,000	12,510	7,510
Consulting	-	-	-	-	64,385	64,385
Legal	20,500				20,500	-
Office	-	904	874	1,274	2,183	2,183
Write down from impairment of intangible asset				38,325	38,325	38,325
Stock Transfer Fees	-	12,000	-	-	15,372	15,372

Total General and Administrative Expenses	$25,500	$13,414	$1,384	$44,599	$153,275	$127,775

(Loss) from operations	(25,500)	(13,414)	(1,384)	(44,599)	(153,275)	(127,775)

Other income (expense):
Interest expense	(3,439)	(3,300)	(2,475)	(1,737)	(14,144)	(10,705)
Gain from debt relief	42,479	-	-	-	42,479	-

Total other income (expense)	39,040	(3,300)	(2,475)	(1,737)	28,335	(10,705)

Net gain (loss)	$13,540	$(16,714)	$(3,859)	$(46,336)	$(124,940)	$(138,480)

Basic Earnings (Loss) Per Share	$0.00	$(0.00)	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Wgt Ave Common Shares Outstanding	22,033,080	22,033,080	22,033,080	22,033,080	22,033,080	22,033,080

The accompanying notes are an integral part of these financial statements.

Bulk Storage Software, Inc.
(A Development Stage Company)
Statement of Shareholders' Equity

				Deficit
				Accumulated
	Number Of		Capital Paid	During the
	Common	Common	in Excess	Development
	Shares Issued	Stock	of Par Value	Stage	Total
Balance at October 15, 2007 (Inception)	-	$-	$-	$-	$-

October 15, 2007 issued 21,885,000
shares of par value $.001 common stock
for services valued at or $.001 per share	21,885,000	21,885	-		21,885

October 15, 2007 issued 45,000
shares of par value $.001 common stock
for cash of $45 or $.001 per share	45,000	45	-		45

August 8, 2008 issued 103,080
shares of par value $.001 common stock
for cash of $25,770 or $.25 per share as
part of a private offering (net of offering costs
of $20,000)	103,080	103	5,667		5,770

Net (Loss)	-	-	-	(26,033)	(26,033)

Balance at September 30, 2008	22,033,080	$22,033	$5,667	$(26,033)	$1,667

Net (Loss)	-	-	-	(11,072)	(11,072)

Balance at September 30, 2009	22,033,080	$22,033	$5,667	$(37,105)	$(9,405)

Net (Loss)	-	-	-	(46,336)	(46,336)

Balance at September 30, 2010	22,033,080	$22,033	$5,667	$(83,441)	$(55,741)

Net (Loss)	-	-	-	(16,714)	(16,714)

Balance at September 30, 2011	22,033,080	$22,033	$5,667	$(100,155)	$(72,455)

Net (Loss)	-	-	-	13,540	13,540

Balance at June 30, 2012 (Unaudited)	22,033,080	$22,033	$5,667	$(86,615)	$(58,915)

The accompanying notes are an integral part of these financial statements.

Bulk Storage Software, Inc.
( A Development Stage Company )
Statement of Cash Flows
					Unaudited
					October 15,	October 15,
	Unaudited		Unaudited		2007 (inception)	2007 (inception)
	Nine Months	Year Ended	Nine Months	Year Ended	thorugh	thorugh
	Ended June 30	September 30,	Ended June 30	September 30,	Ended June 30	September 30,
	2012	2011	2011	2010	2012	2011

Net (loss)	$13,540	$(16,714)	$(3,859)	$(46,336)	$(124,940)	$(138,480)
Adjustments to reconcile decrease in net assets to net cash provided by operating activities:

Stock issued for services	-	-	-	-	21,885	21,885

Gain from debt relief	(42,479)				(35,000)
Impairment of intangible assets				38,325	38,325	38,325
Increase (decrease) in accounts payable	(12,000)	10,500	1,384	1,500	-	12,000
Increase in interest payable	3,439	3,300	2,475	1,737	6,665	10,705

Cash used in operating activities	(37,500)	(2,914)	-	(4,774)	(93,065)	(55,565)

Cash flows from investing activities	-	-	-	-	-	-

Net cash provided by investing activities	-	-	-	-	-	-

Cash flows from financing activities
Notes payable	37,500	-	-	-	87,500	50,000
Issuance of common stock	-	-	-	-	25,815	25,815
Capital paid in excess of par	-	-	-	-	(20,000)	(20,000)

Net cash provided by financing activities	37,500	-	-	-	93,315	55,815

Net increase in cash	-	(2,914)	-	(4,774)	250	250

Cash at beginning of period	250	3,164	3,164	7,938	-	-

Cash at end of period	$250	$250	$3,164	$3,164	$250	$250

Supplemental information:
Stock issued for services	$-	$-	$-	$-	$21,885	$21,885
Note payable - debt relief	$35,000	$-	$-	$-	$35,000	$-
Note issued for acquisition of intangible assets	-	-	-	38,325	38,325	38,325

The accompanying notes are an integral part of these financial statements.

Bulk Storage Software, Inc.
(A Development Stage Company)
Notes to Financial Statements
The years ended September 30, 2011 and 2010,
The period October 15, 2007 (inception) through September 30, 2011,
And the interim nine month period ended June 30, 2012 (Unaudited)

Note 1 - Organization and Summary of Significant Accounting Policies

ORGANIZATION

Bulk Storage Software, Inc. (the “Company”), was incorporated in the State of Colorado on October 15, 2007. The Company was formed to provide software and consulting services with regard to computer data storage. The Company may also engage in any business that is permitted by law, as designated by the board of directors of the Company.

Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a092)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.  The Company has chosen to take advantage of the extended transition period for complying with new or revised accounting standards. As a result, the Company’s financial statements may not be comparable to those of companies that comply with public company effective dates.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

STATEMENT OF CASH FLOWS

For purposes of the statement of cash flows, the Company considered demand deposits and highly liquid-debt instruments purchased with maturity of three months or less to be cash equivalents.

Cash paid for interest during the period was $0.  Cash paid for income taxes during the period was $0.

BASIC EARNINGS PER SHARE

The basic earnings (loss) per common share are computed by dividing the net income (loss) for the period by the weighted average number of shares outstanding.

Bulk Storage Software, Inc.
(A Development Stage Company)
Notes to Financial Statements
The years ended September 30, 2011 and 2010,
The period October 15, 2007 (inception) through September 30, 2011,
And the interim nine month period ended June 30, 2012 (Unaudited)

Note 1 - Organization and Summary of Significant Accounting Policies (Continued)

REVENUE RECOGNITION

The Company provides management consulting services. The revenue is recognized when the services have been preformed. For the nine month period ended June 30, 2012 and the years ended September 30, 2011 and September 30, 2010, the Company has had no operations.

INCOME TAXES

The Company follows the asset and liability method of accounting for deferred income taxes. The asset and liability method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between financial accounting and tax bases of assets and liabilities. The Company accounts for income taxes pursuant to ASC 740. There was no increase in liabilities for unrecognized tax benefits as a result of this implementation. The Company recognizes accrued interest related to unrecognized tax benefits in interest expense and penalties in general and administrative expense. There was neither interest nor penalty at the period ended June 30, 2012 or years ended September 30, 2011 and 2010.

Note 2 – Basis of Presentation

In the course of its life the Company has had limited operations, and has a working capital deficit. This raises substantial doubt about the Company’s ability to continue as a going concern.
The Company believes it can raise capital through equity sales and borrowing to fund its marketing and operating activities. Management believes this will contribute toward its operations and subsequent profitability. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 3 – Intangible Assets

On June 28, 2010 the Company acquired the rights to the name “Beverage Master” in exchange for a note payable in the amount of $38,325, $35,000 in principal and $3,325 of accrued interest, carried by a shareholder related to a Director. The intangible assets were 100% impaired resulting in an expense of $38,325. In June 2012 the Beverage Master transaction was rescinded with a resultant gain on debt relief of $42,479.

Bulk Storage Software, Inc.
(A Development Stage Company)
Notes to Financial Statements
The years ended September 30, 2011 and 2010,
The period October 15, 2007 (inception) through September 30, 2011,
And the interim nine month period ended June 30, 2012 (Unaudited)

Note 4 – Capital Stock

The Company authorized 50,000,000 shares of no par value common stock.  Through September 30, 2010, the Company issued a total of 22,033,080 shares raising $25,815.

On October 15, 2007 the Company issued 21,885,000 shares of $.001 par value common stock for services valued at $21,885 or $.001 per share. On October 15, 2007 the Company issued 45,000 shares of $.001 par value common stock for $45 in cash or $.001 per share.

On August 8, 2008 the Company completed its private offering and issued 103,080 shares of $.001 par value common stock for $25,770 or $.25 per share. The Company incurred deferred offering expenses totaling $20,000. These expenses directly reduced the offering proceeds of $25,770 resulting in net funds received of $5,770.

The Company authorized 1,000,000 shares of no par value, preferred stock, to have such preferences as the Directors of the Company may assign from time to time. No preferred stock is either issued or outstanding as of June 30, 2012, September 30, 2011 and September 30, 2010.

The Company has declared no dividends through June 30, 2012.

Note 5 -  Note Payable

The Company at September 30, 2011 and September 30, 2010 had  outstanding notes payable to related party shareholders for $50,000 (Brian F. Sobnosky $35,000, Mack Investments Group, LLC $5,000, Univestors LLC $5,000, and Brooke Andler $5,000) and $15,000 (Mack Investments Group, LLC $5,000, Univestors LLC $5,000, and Brooke Andler $5,000), unsecured, bearing an interest rate at 8% per annum and due on demand.

In February 2012 the Company had $3,000 expenses paid by related party officer Geoff Gibbs in exchange for an additional note payable of $3,000, and $34,500 by non-related parties. The notes are unsecured, bearing an interest rate at 8% per annum and due on demand.

On June 20, 2012 the Company rescinded a prior agreement with another company, that originally added the $35,000 note payable to Brain F. Sobnosky, in exchange for intangible assets, due to a lack of a material meeting of the minds of the parties on the material terms of the agreement. This resulted in a gain on debt relief from the note payable in the amount of $35,000 and applicable accrued interest of $7,479, or a total amount of $42,479.

Bulk Storage Software, Inc.
(A Development Stage Company)
Notes to Financial Statements
The years ended September 30, 2011 and 2010,
The period October 15, 2007 (inception) through September 30, 2011,
And the interim nine month period ended June 30, 2012 (Unaudited)

Note 5 -  Note Payable (continued)

At June 30, 2012 notes payable to related party shareholders totaled $18,000 (Mack Investments Group, LLC $5,000, Univestors LLC $5,000, Brooke Andler $5,000, and Geoff Gibbs $3,000) and to non-related parties $34,500, with interest expense under all notes for the nine month period ended June 30, 2012 of $3,439, and for the years ended September 30, 2011 and 2010 of $3,300 and $1,200 respectively. At June 30, 2012 accrued interest payable was $6,664, with accrued interest payable of $10,705 at September 30, 2011, and $3,543 at September 30, 2010.

Note 6 -  Income Taxes

Deferred income taxes arise from the temporary differences between financial statement and income tax recognition of net operating losses. These loss carryovers are limited under the Internal Revenue Code should a significant change in ownership occur. The Company accounts for income taxes pursuant to ASC 740. At June 30, 2012, September 30, 2011, September 30, 2010, the Company had approximately $86,615, $100,155 and $83,441 respectively in unused federal net operating loss carryforwards, which begin to expire principally in the year 2028. A deferred tax asset at each date of approximately $17,323, $20,031 and $16,688 respectively resulting from the loss carryforwards has been offset by a 100% valuation allowance. The change in the valuation allowance for the periods ended June 30, 2012, September 30, 2011 and September 30, 2010 was approximately $(2,708), $3,343, and $9,267 respectively.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

 Item 13.    Other Expenses of Issuance and Distribution

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of expense	Amount

SEC Registration fee	$30
Accounting fees and expenses	$2,000
Legal fees and expenses	$27,500
Printing expenses	$1,000
Miscellaneous	$470	*

TOTAL	$31,000
______________

* Estimated.

Item 14.    Indemnification of Directors and Officers

Pursuant to our Articles of Incorporation and By-Laws, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The prior discussion of indemnification in this paragraph represents a summary of the material terms of indemnification to the fullest extent permitted by the laws of the State of Colorado.

Indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors or officers pursuant to the foregoing provisions. However, we are informed that, in the opinion of the Commission, such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

Item 15.    Recent Sales of Unregistered Securities

On October 15, 2007, we issued the following restricted common shares to the following persons and entities at a price of $0.001 for cash, property, or past services:

Name	Shares Issued

Geoffrey Gibbs	21,000,000
David Wagner &
Associates, P.C.	400,000
Edwards Investments, LLC	400,000
Brian Sobnosky	50,000
Univestors, LLC	10,000
Brian E. Sobnosky	15,000
J.D. Kish	15,000
Sonja Gouak	10,000
Mack Investments, LLC	10,000
Brooke Andler	10,000
Corporate Legal, Inc.	5,000
Jodi Stevens	5,000

Total	21,930,000

 In the transactions shown above, the issuance, delivery and sale of our common stock were made pursuant to the private offering exemption within the meaning of Section 4(2) of the Securities Act of 1933 (“Act”) because the offers were made to a limited number of people, all of whom received all material information concerning the investment and all of whom have had sophistication and ability to bear economic risk based upon their representations to us and their prior experience in such investments. The exemptions are claimed upon, among other things, certain representations made by the purchasers in connection with the transactions. The purchase price paid by the purchaser’s consideration for the common stock was determined through arm's-length negotiations between the parties.

On August 8, 2008, we issued the following restricted common shares to the following entity at a price of $0.25 for cash:

Name	Shares Issued

Anderson,Dennis	1600
Baughman,Gregory	1600
Berkeley, Emily	400
Brooks, Kori	800
Burkhart, Jodene	1000
Carrington, Ben	800
Carrington, Jacob	800
Carrington, James	800
Carrington, Ymkje	800
Chismar, Robert	1600
Dorland, Ben	2000
Fiumara, Joseph	2000
Givens, Edward	2000
Howe, Margarita	400

Name	Shares Issued

Howe, Nelson	400
Husted, Charles	2000
Kimball, Allyson	2000
Kimball, John T	800
Kimball, John T	2000
Kimball, Nora	800
Kimball, Redford	200
McDermott, Brian	4000
McDowell, Rosemarie	4000
McKeown, Brianna	4000
McKeown, Mary Beth	4000
McKeown, Thomas	4000
Metzger, Lucien G	4000
Metzger, Nina F	4000
Morton, Michael	2000
Nash, Jonathan	400
Nester, Robert	1600
Peterson, Carly	2000
Peterson, Kathleen	4000
Peterson, Ken Jr.	4000
Peterson, Kevin	2000
Rau, Michael	1400
Rogers, Morgan	1000
Sandefur, Eric	800
Sandefur, Lauren	800
Sandefur, Preston	400
Shaw, Eric	4000
Snyder, Andrea	4000
Snyder, Phillip	4000
Sobnosky, Brian E	80
Sobnosky, Brian F	4000
Sobnosky, Richard M	1600
Sobnosky, Renee	1600
Spangler, Christopher	3000
Wanamaker, Thomas	1600
Young, Michael	2000
Harbinger Intl	4000
Total	103080

A total of 103,080 shares were issued in an offering under Section 3(b) including Rule 504 and the analogous Colorado state exemption. We relied upon these exemptions for all investors because of their close relationship to us, the availability of information, and the filing of a Form D. The shares were sold through our officers and directors.

Item 16.     Exhibits

The following Exhibits are filed with or incorporated by reference to this Registration Statement, pursuant to Item 601 of Regulation S-K.

Exhibit No.	Description

3.1*	Articles of Incorporation of Bulk Storage Software, Inc.
3.2*	Bylaws of Bulk Storage Software, Inc.
5.1*	Opinion of David Wagner & Associates, P.C.
10.1*	BeverageMaster Promissory Note
23.1	Consent of Independent Auditors
23.2*	Consent of Counsel (See Exhibit 5.1)

* Previously filed.

Item 17.    Undertakings

The Registrant hereby undertakes the following:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) include any Prospectus required by Section 10(a)(3) of the Securities Act;

      (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b)(Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement..

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) If the registrant is subject to Rule 430C (Section 230.430C of this chapter), each prospectus filed pursuant  to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is a part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

              (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the town of Highlands Ranch, State of Colorado, on the day of October 9, 2012.

BULK STORAGE SOFTWARE, INC.

By:	/s/ Geoffrey Gibbs
Geoffrey Gibbs, President, Chief Executive, Chief Financial, and Chief Accounting Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date
/s/ Geoffrey Gibbs Geoffrey Gibbs	President, Chief Executive, Chief Financial, and Chief Accounting Officer, Director	October 9, 2012